CONAGRA FOODS



                              FOR IMMEDIATE RELEASE

          CONAGRA FOODS ANNOUNCES AGREEMENT FOR SIGNIFICANT CHANGE TO PORTFOLIO; FRESH BEEF AND PORK PROCESSING BUSINESS TO VENTURE WITH HICKS, MUSE, TATE & FURST

          OMAHA, Neb., May 21, 2002 - ConAgra Foods, Inc., (NYSE: CAG), one of America's leading food companies, announced today that it has entered into an agreement to transfer its fresh beef and pork processing business to a new venture led by Hicks, Muse, Tate & Furst Incorporated ("HMTF"). Under the arrangement, ConAgra Foods will own a minority stake and substantially reduce its equity interest in the fresh beef and pork business to $150 million from over $1 billion currently. The HMTF group, in conjunction with Booth Creek Management Inc. and George Gillett, will own 54% of the venture, leaving ConAgra Foods with 46%.

          As a result of the transaction, HMTF and George Gillett will be acquiring control of one of the largest fresh beef and pork operations in the U.S., headquartered in Greeley, Colo., and the premier beef processing company in the Pacific Rim, headquartered in Brisbane, Australia. Bruce Rohde, chairman and chief executive officer of ConAgra Foods, commented, "This is an important step in sharpening our strategic focus while ensuring continued access to our principal supplier of top-quality meat and pork products. We are pleased that the significant operational and financial progress made by John Simons and his team at our fresh beef and pork operations has made this transaction possible, and we look forward to maintaining a strong vendor relationship with that team for many years to come."

          The new joint venture will be operated under the name Swift & Company and headquartered in Greeley, Colo. The operating management will be led by John Simons, the current president and chief operating officer of the enterprise. All operating management will remain in place under this structure.

          Transaction Details

          o ConAgra Foods will transfer its fresh beef and pork processing business to the venture in a book value transaction. As of the end of ConAgra Foods' fiscal third quarter, the book value of the fresh beef and pork operation was in excess of $1.4 billion. The transferred operations will include ConAgra Foods fresh beef, pork and lamb businesses, all based in Greeley, Colo., together with ConAgra Foods Australian beef operations, based in Brisbane, Australia.

          o As a result of the transaction, ConAgra Foods will receive a combination of cash, equity, and debt reflecting the book value of the business, which should approximate $1.4 billion on the closing date. ConAgra Foods will receive approximately $800 million in cash and an equity interest valued at $150 million at closing. The joint venture will owe ConAgra Foods $150 million of subordinated debt, $30 million of secured debt, and approximately $250 million of line of credit amounts assumed by the venture.

          o ConAgra Foods' equity interest will constitute approximately 46% of the venture's equity. ConAgra Foods will report its portion of the joint venture operations under the equity method of accounting.

          o The HMTF / Gillett group will appoint 5 directors and ConAgra Foods will appoint 2 directors.

          o The investor group, led by affiliates of HMTF and George Gillett, will have an equity interest of $175 million, representing 54% of the venture, and the investor group has received commitments for the requisite debt financing.

          o During a 24-month transition period, ConAgra Foods will provide a secured line of credit of up to $350 million to the cattle-feeding subsidiary of the joint venture for cattle feeding operations. The line of credit will be secured by all cattle feeding assets. As of the close of business today, approximately $250 million of this line would be outstanding. Due to the nature of the financing of the cattle feeding operations, financial results for the separate cattle feeding operations will be consolidated into ConAgra Foods' financial results until ConAgra Foods no longer provides such financing.

          o    The transaction is scheduled to close in August 2002.

        Fiscal 2003 Earnings Outlook & Financial Impact of the Transaction

        Following the transaction, the company expects fiscal 2003 EPS in the range of $1.60, reflecting solid growth over EPS for fiscal 2002. Even though the company will have fewer businesses in its portfolio in fiscal 2003 due to this transaction, fiscal 2003 EPS are expected to show solid growth over fiscal 2002 EPS due to the net impact of :

          1) A high single-digit rate of earnings growth for the company's remaining operations due to growth and efficiency initiatives underway,

          2) The removal of approximately $0.12 - $0.15 of EPS in fiscal 2003 due to the dilutive nature of the meat transaction and the costs associated with the deal, and

          3)   An estimated $0.15 favorable impact of SFAS 142 on EPS.

          The company has posted question-and-answer information relating to this release at http://www.conagrafoods.com/investors.

          ConAgra Foods, Inc. (NYSE: CAG) is one of North America's largest packaged food companies, with a strong presence in consumer grocery as well as restaurant and foodservice establishments. ConAgra Foods' consumer brands include: Hunt's tomato products, Healthy Choice, Banquet meals, Armour meats, Bumble Bee tuna, Louis Kemp seafood, La Choy, Chun King, Lunch Makers, Knott's Berry Farm, Wesson, Country Pride, Blue Bonnet, Kid Cuisine, Parkay, Reddi-wip, Marie Callender's, Cook's ham, Butterball, Act II, Slim Jim, Eckrich, Chef Boyardee, Orville Redenbacher's, PAM cooking spray, Snack Pack puddings, Van Camp's, Peter Pan, Hebrew National, Gulden's mustard, Pemmican jerky, Swift Brown 'N Serve Sausages, Swiss Miss, and many others. For more information, please visit us at http://www.conagrafoods.com.





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      Note on Forward-Looking Statements:

      This news release contains "forward-looking" statements within the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Future economic circumstances, industry conditions, company performance and financial results, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments and regulatory factors affecting the company's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the company's reports filed with the Securities and Exchange Commission. The company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.